EXHIBIT 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO TRANSFER, SALE OR OTHER DISPOSITION OF THIS NOTE MAY BE MADE UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE UNDER SAID ACT, OR UNLESS SUCH REGISTRATION IS NOT REQUIRED.


                            THE HAIN FOOD GROUP, INC.
                                CONVERTIBLE NOTE


Principal Amount:  $_______________________________, 1999
         Uniondale, New York


     SECTION 1. THE HAIN FOOD GROUP, INC., a Delaware corporation (the "Corporation"), for value received, hereby promises to pay to _________________________, or its assigns ("Payee"), the principal amount of
____________________________________ Dollars and ____/100 ($__________________),
and to pay interest (computed on the basis of a 360-day year) on the unpaid principal amount hereof outstanding from time to time from and including the date hereof until and including the date the principal amount hereof is paid in full at the rate of seven percent (7%) per annum (or at such other rate provided for herein). Interest shall be payable quarterly on September 30, December 31, March 31 and June 30 of each year (commencing September 30, 1999) and on the date this Note is payable in full, until the principal amount hereof and all interest accruing from the date hereof is paid in full.

     SECTION 2. The principal amount hereof and all accrued interest shall be payable in full in immediately available funds on ____________________, 2004 [the fifth anniversary of the Closing Date].

     SECTION 3. This Note is issued pursuant to that certain Agreement and Plan of Merger dated as of April 6, 1999 (the "Merger Agreement"), entered into by the Corporation, Hain Acquisition Corp. and Natural Nutrition Group, Inc. This
Note is one of the Hain Notes described in the Merger Agreement.

     SECTION 4. All payments on or in respect of this Note, including principal and interest thereon shall be made in such coin and currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts in immediately available funds to such account as the holder hereof specifies, or, at the option of the holder hereof, in such manner and at such other place in the United States of America as the holder hereof shall have indicated to the Corporation. Whenever a payment to be made hereunder shall be due and payable on a day which is not a business day in New York, New York, such payment shall be made on the next succeeding business day and such extension of time



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

shall be included in the computation of the payment of interest hereunder. All payments hereunder shall be made (without counterclaim, setoff or withholding of any kind) to the holder's account as designated in writing from time to time by the holder hereof.

     SECTION 5. (a) If any one or more of the following events ("Events of Default") shall have occurred:

          (i) the Corporation shall (x) default in the payment when due of any principal of this Note, (y) default, and such default shall continue for five or more days, in the payment when due of any interest on this Note, or
     (z) fail to pay any other amounts owing under this Note for ten days after receiving notice thereof; or

          (ii) default shall occur in the observance or performance of any of the other covenants or agreements of the Corporation contained in this Note which is not remedied within 30 days after notice thereof to the Corporation; or

          (iii) any default shall occur in the terms governing any Indebtedness (as hereinafter defined) of the Corporation in an aggregate principal amount of $10,000,000 or more and the holder or holders of such Indebtedness has declared the unpaid balance thereof to be due and payable; or

          (iv) the Corporation or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Corporation or any of its Subsidiaries and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy
     Code) or the like is appointed for, or takes charge of, all or substantially all of the property of the Corporation or any of its Subsidiaries; or the Corporation or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Corporation or any of its Subsidiaries, or there is commenced against the Corporation or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the Corporation or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Corporation or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Corporation or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Corporation or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

          (v) any representation or warranty made by the Corporation in this Note shall prove to have been false or incorrect in any material respect on the date made;

then, when any Event of Default described in clauses (i), (ii), (iii), or (v) above has occurred and shall be continuing, the principal of this Note and the interest accrued thereon and all other amounts due hereunder (the "other payments") shall, upon written notice from the holder of this Note forthwith become and be due and payable, if not already due and payable, without presentment, further demand or notice of any kind. When any Event of Default described in clause (iv) above has occurred, then the principal of this Note, the interest accrued thereon and the other payments shall immediately become due and payable, upon the occurrence thereof, without presentment, demand, or notice of any kind. If any principal, installment of interest or other payment is not paid in full on the due date thereof (whether by maturity, prepayment, or acceleration) or any Event of Default has occurred and is continuing, then the outstanding principal of this Note, any overdue installment of interest (to the extent permitted by applicable law), including interest accruing after the commencement of any proceeding under any bankruptcy or insolvency law, and all other payments will bear interest from the due date of such payment, or from and after an Event of Default, at a rate equal to nine percent (9%) per annum ("Default Rate"). If payment of this Note is accelerated, then the outstanding principal of this Note shall bear interest at the Default Rate from and after the Event of Default. The Corporation shall pay to the holder of this Note all reasonable out-of-pocket costs and expenses incurred by such holder in any effort to collect the principal of this Note, the interest accrued thereon and the other payments, including the reasonable attorneys fees and expenses for services rendered in connection therewith, and pay interest on such costs and expenses to the extent not paid when demanded at the Default Rate.

     (b) If any Event of Default specified in Section 5(a) above has occurred and is continuing, the holder of this Note may, subject to Section 11 hereof, proceed to protect and enforce such holder's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Note, or in aid of the exercise of any power granted in this Note, or to enforce any other legal or equitable right or remedy of such holder.

     (c) No failure to exercise or delay in the exercise of any right, power or remedy accruing to any holder of this Note upon any breach or default of the Corporation under this Note shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

     (d) All remedies under this Note, by law or otherwise afforded to any holder of this Note, shall be cumulative and not alternative.

     SECTION 6. (a) Subject to the requirements of this Section 6, at any time or from time to time after the date hereof, Payee shall be entitled to convert, by delivering the Note to the Corporation, duly endorsed or assigned in blank, accompanied by written notice of such conversion to the Corporation (the "Conversion Notice"), any or all of the principal amount then outstanding under this Note into a number of shares of Common Stock of the Corporation, par value $0.01 per share ("Parent Common Stock"), determined by dividing the principal amount of this Note being converted into shares of Parent Common Stock by the Conversion Price determined as of the date on which the Conversion Notice is given. The "Conversion Price" means, as of any date of determination, the average of the closing (last) prices for a share of Parent Common Stock, as reported on the National Market System of The Nasdaq Stock Market or the principal stock exchange on which the Parent Common Stock is then listed (as reported in The Wall Street Journal) for the most recent ten (10) days that the shares of Parent Common Stock have traded ending on the trading day immediately prior to such date of determination; provided, however, that prior to _________________, 1999 [the six-month anniversary of the Closing Date] if such average as of the date of determination is less than $22.00 (such amount to be appropriately and proportionately adjusted to reflect any Subdivision (as hereinafter defined) or any Combination (as hereinafter defined) after the date hereof), then as of such date the Conversion Price shall be deemed to be $22.00 (such amount to be appropriately and proportionately adjusted to reflect any Subdivision or any Combination after the date hereof). The closing (last) prices referred to above shall be appropriately and proportionately adjusted to reflect any subdivision of the Parent Common Stock, whether by stock split, stock dividend or otherwise (a "Subdivision"), or any combination of the Parent Common Stock, whether by reverse stock split or otherwise (a "Combination"), with a record date occurring after the commencement of such ten-day period and prior to such conversion.

     (b) The Conversion Notice shall state the amount of principal to be converted pursuant to this Section 6, which amount, if less than the total principal amount then outstanding under this Note, shall be at least $25,000. The conversion pursuant to such Conversion Notice shall occur on the date on which such Conversion Notice is given to the Corporation (the "Conversion Date").

     (c) If a Conversion Notice is given with respect to less than the total principal amount outstanding under this Note, the Corporation shall issue to Payee a new Note in the principal amount outstanding after such conversion and otherwise in a form identical to such Note; provided, however, in the event the principal amount of such new Note is less than $25,000, the Corporation may, at its option, add such amount to the amount of principal specified for conversion in the Conversion Notice in lieu of issuing such new Note.

     (d) In the event of any conversion of this Note pursuant to this Section 6, such conversion shall be deemed to have been made on the Conversion Date (whether or not this Note has been surrendered to the Corporation as provided herein); and after such Conversion Date, Payee shall be entitled to receive the shares of Parent Common Stock issuable upon such conversion and shall be treated for all purposes as the record holder of such shares. Interest shall cease to accrue on the Conversion Date for any principal amount with respect to which a Conversion Notice has been given and such interest shall be paid on the next scheduled interest payment date provided for in Section 1 of this Note, regardless of whether this Note has been paid in full.

     (e) As promptly as practicable after a Conversion Date (but in any event no later than two trading days after delivery of the applicable Conversion Notice), the Corporation will issue and deliver to Payee a certificate or certificates for the number of shares of

Parent Common Stock issuable upon conversion pursuant to this Section 6. The Corporation will pay all issuance taxes, if any, applicable upon conversion pursuant to this Section 6. The Corporation may pay cash in lieu of the issuance of a fractional share, based on the applicable Conversion Price.

     (f) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Parent Common Stock, solely for the purpose of effecting the conversion of this Note, such number of shares of Parent Common Stock as shall from time to time be sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued shares of Parent Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, in addition to such other remedies as shall be available to Payee, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Parent Common Stock to the number of shares which is sufficient for such purpose.

     (g) In the case of any consolidation or merger of the Corporation with another entity, or the sale of all or substantially all of its assets to another entity, or any reorganization or reclassification of the Parent Common Stock or other equity securities of the Corporation (except a subdivision or combination), lawful and adequate provision shall be made whereby the holder of this Note shall thereafter have the right to receive upon conversion of this
Note in lieu of or in addition to the shares of Parent Common Stock, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for a number of outstanding shares of Parent Common Stock equal to the number of shares of Parent Common Stock immediately theretofore so issuable upon such conversion hereunder had such consolidation, merger, sale, reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holder of this Note to the end that the provisions hereof shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon conversion of this Note.

     (h) In the event of any proposed distribution, dissolution or liquidation of the assets of the Corporation, the Corporation shall mail notice thereof to the holder of this Note and shall not make any such distribution to stockholders or effectuate any such dissolution or liquidation until the expiration of ninety
(90) days from the date of mailing of such notice and, in any such case, the holder of this Note may exercise the conversion rights with respect to this Note at any time prior to such distribution.

     (i) The Conversion Shares, and the holders thereof, are entitled to the benefits of the registration rights and other provisions contained in Section 10 of the Merger Agreement (the "Registration Provisions"), which Registration Provisions are incorporated in this Note by this reference as if fully set forth herein.

     SECTION 7. (a) The Corporation acknowledges and agrees that the holder of this Note will suffer damages if the Registration Statement (as defined in the Registration

Provisions) has not become effective under the Securities Act and available for re-sales of the Registrable Shares on or prior to the date 75 days after the date of the Merger Agreement (the "Target Effective Date") and that it would be impossible to ascertain such damages. Accordingly, in the event that the Registration Statement has not become effective under the Securities Act and available for re-sales of the Registrable Shares on or prior to the Target Effective Date (an "Initial Registration Default"), then, until the Registration Statement has become effective under the Securities Act and available for re-sales of the Registrable Shares, the principal amount of this Note then outstanding shall bear interest at the rate of (i) twelve percent (12%) with respect to the first 30-day period following the Target Effective Date; (ii) sixteen percent (16%) with respect to the next 30-day period after the Target Effective Date; and (iii) twenty percent (20%) with respect to any period thereafter.

     (b) In the event that the Registration Statement becomes effective under the Securities Act but thereafter ceases to be effective or available for re-sales of the Registrable Shares for any reason while any portion of this Note is outstanding (each, a "Subsequent Registration Default"), the principal amount of this Note outstanding shall bear interest at the rate of thirteen percent (13%) per annum during the period of any Subsequent Registration Default.

     (c) Nothing contained in this Note (including this Section 7) shall limit, alter, waive or otherwise adversely affect, or be deemed to limit, alter, waive or otherwise adversely affect, in any way any other rights, claims, actions or remedies otherwise available to a holder of this Note under this Note or the Merger Agreement (including the Registration Provisions) with respect to an Initial Registration Default or a Subsequent Registration Default.

     SECTION 8. (a) Payee understands and acknowledges that:

          (i) the issuance of this Note is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of the provisions of Section 4(2) of the Securities Act; and

          (ii) there is no existing public or other market for this Note or the other Hain Notes and there can be no assurance that Payee will be able to sell or dispose of this Note.

          (b) Payee represents and warrants to the Corporation that:

          (i) he, she or it is acquiring this Note, and any shares of Parent Common Stock acquired by him, her or it upon conversion of this Note pursuant to Section 6 (the "Conversion Shares"), for investment and not with a view to distributing all or any part thereof in any action which would constitute a "distribution" within the meaning of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) he, she or it is (A) a "qualified institutional buyer" as such term is defined in Rule 144A under the Securities Act or (B) an "accredited investor" as such term is defined in Regulation D under the Securities Act and he, she or it has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of his, her or its investment in this Note and the Conversion Shares;

          (iii) he, she or it is able to bear the complete loss of his, her or its investment in this Note and the Conversion Shares; and

          (iv) he, she or it has had the opportunity to ask questions of, and receive answers from, the Corporation and its managements concerning his, her or its investment in this Note and the Conversion Shares.

          (v) the execution, delivery and performance of this Note is within Payee's powers (corporate or otherwise) and has been duly authorized by all requisite action (corporate or otherwise) and (ii) Payee's receipt of the Note does not, if applicable, violate its charter, bylaws or any law or regulation to which it is subject.

          (vi) Payee acknowledges that the Note has not been registered under the Securities Act.

     (c) (i) Payee covenants to the Corporation that if he, she or it offers, sells or otherwise transfers, pledges or hypothecates all or any part of this Note, that he, she or it shall do so only (x) to a transferee who complies with clauses (a) and (b) of this Section 8 and (y) in compliance with applicable law.

     (ii) Notwithstanding the foregoing, Payee covenants to the Corporation that he, she or it will not sell or otherwise transfer, pledge or hypothecate, in a privately negotiated transaction, all or any part of this Note or any Conversion Shares to any Person or an Affiliate of any Person who, as of the date hereof, to the actual knowledge of Payee, beneficially owns (determined in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended) 15% or greater of the Parent Common Stock.

     SECTION 9. The Corporation represents and warrants to Payee, as of the date of delivery of this Note, that:

          (a) The Corporation is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, if any, except where the failure to hold such authorizations, licenses and permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in the Merger Agreement).

          (b) The Corporation has all requisite corporate power and authority to execute and deliver this Note and to perform its obligations under this Note and the Registration Provisions. The execution, delivery and performance of this Note by the

     Corporation and the performance of the Corporation's obligations under the Registration Provisions have been duly authorized and approved by all necessary corporate action on the part of the Corporation's board of directors and stockholders and no further corporate authorization on the part of the Corporation is necessary to authorize the execution, delivery and performance of the Corporation's obligation under this Note and the performance of the Corporation's obligations under the Registration Provisions. The execution, delivery and performance of this Note and the performance of the Corporation's obligations under the Registration Provisions do not conflict with or result in any material breach of, or constitute a material default under, result in a material violation of, or require any material authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Corporation's Certificate of Incorporation or By-Laws or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which the Corporation is bound, or any material law, statute, rule, regulation, order, judgment or decree to which the Corporation is subject. None of the foregoing items shall be deemed to be "material" unless the failure to meet the requirements thereof would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Note constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, similar laws of debtor relief and general principles of equity.

          (c) No material permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Note by the Corporation.

          (d) The Conversion Shares have been duly authorized and, when issued upon conversion of this Note in accordance with its terms, will be validly issued, fully paid, nonassessable, free of pre-emptive rights.

          (e) The Corporation is not in violation of its Certificate of Incorporation or By-Laws. Neither the Corporation nor any of its Subsidiaries is in default under the Credit Agreement nor does any event exist, which with the giving of notice or lapse of time or both would constitute a default.

     SECTION 10. (a) This Note may be prepaid (upon written notice by the Corporation to Payee at least thirty (30) days prior to such prepayment), in whole or in part, without penalty, at any time after _________, 2002 [the third anniversary of the Closing Date] at 100% of the aggregate principal amount thereof being prepaid, plus accrued and unpaid interest (if any) thereon to such prepayment date.

     (b) (i) In the event of a Public Offering (as defined below), the Corporation shall have the right, at its option, to apply the Net Proceeds (as defined below) of such Public Offering to the redemption, in whole but not in part, of this Note on the date (the "Public Offering Payment Date") which is thirty business days after the date the Public Of-fering Notice (as defined below) is required to be mailed to the holder of this Note (or such later date as is required by applicable law) at 100% of the aggregate principal amount thereof, plus accrued and unpaid interest (if any) to the Public Offering Payment Date.

     (ii) The Corporation shall give the holder of this Note irrevocable written notice (the "Public Offering Notice") of any redemption pursuant to this Section 10(b) specifying the redemption date and the principal amount of the Note held by such holder to be redeemed on such date and stating that such redemption is to be made pursuant to the Public Offering. Notice of redemption having been given as aforesaid, the principal amount of the Note specified in such notice, together with accrued and unpaid interest (if any) thereon to the redemption date with respect thereto, shall become due and payable on such redemption date.

     (iii) For purposes of this Section 10(b), "Net Proceeds" shall mean all the net proceeds of a Public Offering available for such redemption and "Public Offering" means a public offering or an offering under Rule 144A promulgated under the Securities Act (a "Rule 144A Offering") by the Corporation of shares of Parent Common Stock or subordinated indebtedness.

     (c) This Note shall be prepaid (upon written notice by Payee to the Corporation (the "Payee Optional Redemption Notice"), within sixty (60) days of the giving of such notice), in whole or in part, without penalty, at any time after the earlier of _________, 2002 [the third anniversary of the Closing Date] a ("Payee Optional Redemption"), and a Change in Control, in each case at 100% of the aggregate principal amount thereof being prepaid under the Payee Optional Redemption Notice, plus accrued and unpaid interest (if any) thereon to such prepayment date. Notwithstanding the foregoing, the Corporation shall not be required to effect a Payee Optional Redemption if a redemption by the Corporation would result in a default or an event of default under the Credit Agreement (as defined) (a "Redemption Block"). In the event that Payee has delivered a Payee Optional Redemption Notice to the Corporation in accordance with this Section, (i) the Corporation shall promptly notify Payee if a Redemption Block is in effect and when the Redemption Block is no longer in effect and (ii) from and including the date the Redemption Block is commenced through the date such Redemption Block is removed, the principal amount of this Note outstanding shall bear interest at the rate of thirteen percent (13%) per annum. For purposes of this Note, a "Change in Control" shall mean the occurrence of any of the following events:

          (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the then-outstanding shares of Common Stock of the Corporation (the "Outstanding Corporation Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control; (1) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, or (2) any acquisition by any corporation pursuant to a transaction which complies with clauses (1) or (2) of subsection (iii) of this Section.

          (ii) Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than such Board.

          (iii) Consummation of a reorganization, merger or consolidation of the Corporation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all of substantially all of the Corporation's assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (iv) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than to a corporation which would satisfy the requirements of clauses (1) or (2) of subsection (iii) of this Section, assuming for this purpose that such liquidation or dissolution was a Business Combination.

     (d) Notwithstanding the foregoing, Payee may exercise the conversion rights pursuant to Section 6 of this Note at any time prior to the applicable prepayment.

     SECTION 11. (a) All principal of and interest on this Note and all other amounts payable by the Corporation hereunder or in respect of any claim or cause of action asserted in respect hereof or otherwise relating in any way hereto ("Subordinated Debt") is subordinate and junior in right of payment to the prior payment in full in cash or cash equivalents of all Superior Indebtedness (as defined in Section 11(b)) to the extent provided below.

     (b) For purposes of this Note, the term "Superior Indebtedness" shall mean
(i) all Indebtedness of the Corporation incurred under the Credit Agreement, including all principal of and premium, if any, and interest thereon and all commitment fees and other amounts payable thereunder and (ii) any Indebtedness of the Corporation pursuant to a public offering or Rule 144A Offering by the Corporation of subordinated indebtedness. The Superior Indebtedness shall continue to be Superior Indebtedness and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Superior Indebtedness or any extension or renewal of the Superior Indebtedness and regardless of whether any holders of Superior Indebtedness shall have done any of the following: (i) sold, exchanged, released, or otherwise dealt with any property pledged, mortgaged or otherwise securing Superior Indebtedness, (ii) released any Person liable in any manner for the collection of the Superior Indebtedness or (iii) exercised or refrained from exercising any rights against the Corporation or any other Person.

     (c) (i) In the event the Corporation shall default in the payment of any principal of or premium, if any, or interest on any Superior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by setoff) shall be made on account of the principal of, premium, if any, or interest on any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt, during any period ("Payment Blockage Period");

          (1) of 179 days after such default, provided that only one such period may be commenced pursuant to the terms of this subdivision (c)(i)(1) in any 360-day period; or

          (2) in which an effective notice of acceleration of the maturity of such Superior Indebtedness shall have been transmitted to the Corporation in respect of such default and such notice remains in effect.

     (ii) Upon the happening of any Specified Superior Nonpayment Default, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment or distribution of any assets of the Corporation of any kind or character (in cash, property, securities or by setoff) shall be made on account of the principal of or premium, if any, or interest on any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt, during any period:

          (1) of 179 days after written notice of such default shall have been given to the Corporation by any holder of Superior Indebtedness, provided that only one such notice shall be given pursuant to the terms of this subdivision (c)(ii)(1) in any 360-day period; or

          (2) in which an effective notice of acceleration of the maturity of such Superior Indebtedness shall have been transmitted to the Corporation in respect of such default and such notice remains in effect.

          For purposes of this Section 11(c)(ii), the term "Specified Superior Nonpayment Default" shall mean an Event of Default (as defined in the Credit Agreement) under the Credit Agreement.

     (d) In the event of:

          (i) any insolvency, bankruptcy case or proceeding, receivership, liquidation (total or partial), reorganization, readjustment, composition or other similar proceeding relating to the Corporation, its creditors or its property;

          (ii) any proceeding for the total or partial liquidation, dissolution or other winding-up of the Corporation, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

          (iii) any assignment by the Corporation for the benefit of creditors;
     or

          (iv) any other marshaling of the assets of the Corporation;

all Superior Indebtedness (including principal, premium, if any, and interest thereon, including interest accruing after such proceeding at the contract rate (which in the case of the Credit Agreement shall include interest at the Default Rate (as defined in the Credit Agreement), so long as such interest is an allowable claim in any such proceeding) shall first be paid in full in cash or cash equivalents before any payment or distribution, except as provided in the next sentence, shall be made to any holder of any Subordinated Debt on account of any Subordinated Debt. Any payment or distribution, whether in cash, securities or other property (other than debt securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinated, at least to the extent provided in this
Section 11 with respect to Subordinated Debt, to the payment of all Superior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan or reorganization or readjustment but only if the claims of holders of Superior Indebtedness in such proceeding shall not have been impaired (in accordance with the provisions of ss.1124 of the Bankruptcy Code)), which would otherwise (but not for this Section 11) be payable or deliverable in respect of Subordinated Debt shall be paid or delivered directly to the holders of Superior Indebtedness in accordance with the priorities then existing among such holders until all Superior Indebtedness (including principal, premium, if any, and interest thereon, including interest accruing after such proceeding at the contract rate (which in the case of the Credit Agreement shall include interest at the Default Rate (as defined in the Credit Agreement) so long as such interest is allowable as a claim in such proceedings) shall have been paid in full in cash or cash equivalents.

     (e) In the event that any Subordinated Debt shall be declared due and payable as a result of the occurrence of any one or more defaults in respect thereof, under circumstances when the terms of Section 11(c) do not prohibit payment on Subordinated Debt, then, without limiting the effect of any other provision hereof, no payment shall be made in respect of any Subordinated Debt in the event the Superior Indebtedness shall have been accelerated, until all Superior Indebtedness shall have been paid in full in cash or cash equivalents or such acceleration of Superior Indebtedness shall have been rescinded.

     (f) If any payment or distribution shall be collected or received by any holders of Subordinated Debt in contravention of any of the terms of this
Section 11 and prior to the payment in full in cash or cash equivalent of the Superior Indebtedness at the time outstanding, such holders of Subordinated Debt will deliver such payment or distribution, to the extent necessary to pay all such Superior Indebtedness in full, to such holders of such Superior Indebtedness and, until so delivered, the same shall be held in trust by such holders of Subordinated Debt as the property of the holders of such Superior Indebtedness. If after any amount is delivered to the holders of Superior Indebtedness pursuant to this Section 11(f), whether or not such amounts have been applied to the payment of Superior Indebtedness, and the outstanding Superior Indebtedness shall thereafter be paid in full by the Corporation or otherwise other than pursuant to this Section 11(f), the holders of Superior Indebtedness shall return to such holders of Subordinated Debt an amount equal to the amount delivered to such holders of Superior Indebtedness pursuant to this Section 11(f).

     (g) No present or future holder of any Superior Indebtedness shall be prejudiced in the right to enforce subordination of Subordinated Debt by any act or failure to act on the part of the Corporation, or by any noncompliance by the Corporation with any of the terms, provisions and covenants of the Subordinated Debt regardless of any knowledge thereof that any such holder of Superior Indebtedness may have or be otherwise charged with. Nothing contained in this
Section 11 shall impair, as between the Corporation and any holder of Subordinated Debt, the obligation of the Corporation to pay to such holder the principal thereof and premium, if any, and interest thereon as and when the same shall become due and payable in accordance with the terms hereof, or prevent any holder of any Subordinated Debt from exercising all rights, powers and remedies otherwise permitted by applicable law or under this Note all subject to the rights of the holders of the Superior Indebtedness set forth in this Section 11.

     (h) Upon the payment in full in cash or cash equivalents of all Superior Indebtedness, the holders of Subordinated Debt shall be subrogated to all rights of any holder of Superior Indebtedness to receive any further payments or distributions applicable to the Superior Indebtedness until the Subordinated Debt shall have been paid in full, and such payments or distributions received by the holders of Subordinated Debt by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Superior Indebtedness, shall, as between the Corporation and its creditors other than the holders of Superior Indebtedness, on the one hand, and the holders of Subordinated Debt, on the other hand, be deemed to be a payment by the Corporation on account of Superior Indebtedness and not on account of Subordinated Debt. In the event that, after prior payment in full in cash or cash equivalents of all Superior Indebtedness, the holders of any Superior Indebtedness are required to disgorge, turnover, or otherwise repay to the Corporation any amounts paid in respect of such Superior Indebtedness, the provisions of this Section 11 shall be reinstated to the extent of such disgorgement, turnover or repayment.

     (i) Each holder of Subordinated Debt undertakes and agrees for the benefit of each holder of Superior Indebtedness to execute, verify, deliver and file any proofs of claim, consents, assignments or other instruments which any holder of Superior Indebtedness may at any time require in order to effectuate the full benefit of the subordination contained herein; and upon failure of the holder of any Subordinated Debt to do so reasonably promptly after the first day on which such filing may be made, any such holder of Superior Indebtedness shall be deemed to be irrevocably appointed the agent and attorney-in-fact of the holder of such Subordinated Debt to execute, verify, deliver and file any such proofs of claim, consents, assignments or other instrument.

     (j) The Corporation agrees, that in the event that any Subordinated Debt is declared due and payable before its expressed maturity, (i) the Corporation will give prompt notice in writing of such happening to the holders of Superior Indebtedness and (ii) all Superior Indebtedness shall forthwith become immediately due and payable upon demand, regardless of the expressed maturity thereof.

     (k) Each holder of Subordinated Debt by its acceptance thereof shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of any Superior Indebtedness, whether such Superior Indebtedness was created or acquired before or after the creation of Subordinated Debt, to acquire and hold, or to continue to hold, such Superior Indebtedness, and such holder of Superior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Superior Indebtedness.

     (l) Nothing contained in this Section 11 shall prohibit the holder of this Note from exercising his, her or its right to convert all or any portion of the principal amount of this Note at any time and from time to time into shares of Parent Common Stock pursuant to Section 6.

     SECTION 12. This Note is a registered Note and is transferable only by surrender thereof at the principal office of the Corporation, duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of this Note or its attorney duly authorized in writing.

     SECTION 13. The Corporation hereby waives diligence, presentment, demand, protest and notice of every kind whatsoever. The failure of the holder hereof to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance.

     SECTION 14. This Note shall be binding upon the Corporation, its successors and assigns, and shall inure to the benefit of the holder hereof, its successors and assigns.

     SECTION 15. THIS NOTE IS MADE UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCLUSIVE OF THE CONFLICT OF LAW PRINCIPLES AND PROVISIONS THEREOF).

     SECTION 16. This Note may be amended, and the Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by them, if the Corporation shall obtain the written consent to such amendment, action or omission to act, of the Required Holders except that, without the written consent of the holders of all the Hain Notes at the time outstanding, no amendment to this Note shall change the maturity hereof, or change the principal of, or the rate or time of payment of interest on this Note, or affect the time, amount of allocation of any conversion, redemptions or change the proportion of the principal amount of this Note required with respect to any consent, amendment, waiver or declaration. The holder of this Note at the time or thereafter outstanding shall be bound by any consent authorized by this
Section 16, whether or not this Note shall have been amended to indicate such consent, but any new Note issued thereafter in accordance with Section 6 hereof, may bear a notation referring to any such consent. No course of dealing between the Corporation and the holder of this Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of this Note.

     SECTION 17. For purposes of this Note, in addition to capitalized terms elsewhere defined in this Note, the following capitalized terms have the following meanings:

     "Affiliate" shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or under common control with, the Person specified. A Person shall be deemed to control a corporation (or other entity) if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity), whether through the ownership of voting securities, by contract or otherwise.

     "Credit Agreement" means the Corporation's Amended and Restated Revolving Credit and Term Loan Agreement among the Corporation, the Lenders named therein and

IBJ Whitehall Bank & Trust Company, as agent, as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Superior Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Indebtedness" of any Person means the principal of, premium, if any, and unpaid interest on (a) indebtedness for borrowed money, (b) indebtedness guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, (c) all indebtedness secured by any mortgage, lien, pledge, charge or other encumbrance upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness, (d) all indebtedness of such Person created or arising under any conditional sale, lease (intended primarily as a financing device) or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default may be limited or repossession or sale of such property, and (e) renewals, extensions and refunding of any such indebtedness.

     "Note" means this Convertible Note of the Corporation.

     "Notes" means this Note and the other Hain Notes issued pursuant to the Merger Agreement.

     "Required Holders" shall mean the holders of at least a majority of the aggregate principal amount of the Hain Notes from time to time outstanding.

     "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Subsidiary" means any corporation of which the shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through one or more Subsidiaries.

                  [Remainder of page intentionally left blank.

                            Signature page follows.]

     IN WITNESS WHEREOF, the undersigned has executed this Convertible Note as of the date first above written.

                                  THE HAIN FOOD GROUP, INC.


                                  By:
                                       -----------------------------------
                                  Its:
                                       -----------------------------------


                                  Address:     50 Charles Lindbergh Boulevard
                                               Uniondale, New York  11553